Exhibit 10.7

December 15, 2014

Carl E. Berg

10050 Bandley Drive

Cupertino, CA 95014

Dear Mr. Berg:

On December 4, 2014, we entered into an agreement with the Carl and Mary Ann Berg 2011 CRT, Carl Berg, Trustee (the "Trust"), and Clyde J Berg 2011 CRT Carl Berg, Trustee (the "Trust"), to provide $2.5 million two-year loans to Mobiquity Technologies. Our letter agreement provided that either Trust has the right to sell, assign or transfer its rights to Clyde J. Berg, Carl E. Berg and/or Kara Ann Berg and any entity controlled by any of the aforementioned individuals and any combination of the aforementioned persons and entities (collectively the "Permitted Transferees").

In consideration of you agreeing to purchase the $2.5 million of promissory notes from the Trust and agreeing to convert these notes on or before January 30, 2015, we agree that the promissory note issued pursuant to our agreement of December 4, 2014 shall be convertible at any time prior to maturity or redemption at a conversion price of $.50 per share. Further, for every $1.00 in principal converted, a five-year warrant to purchase one additional share of common stock at an exercise price of $1.00 per share will be issued. In the event that the $2.5 million is timely converted on or before January 30, 2015, we will also issue as a bonus, warrants to purchase 1,000,000 shares of common stock, exercisable at $.50 per share over a five year period from the date of issuance.

In consideration of the foregoing, we also hereby grant you the right to lend us up to $3.75 million of optional loans on the same terms and conditions as the original loan described in the preceding paragraph on or before February 15, 2015 and in the event that such optional loan is 100% converted into common stock on or before March 31, 2015, Mobiquity Technologies will also issue additional bonus warrants to you to purchase up to 1,000,000 shares of common stock at an exercise price of 5.50 per share over a five year period from the date of issuance. We also hereby grant you the right to lend us up to $3.75 million of option loans on the same terms and conditions as the original loan described in the preceding paragraph on or before May 15, 2015 and in the event that such optional loan is 100% converted into common stock on or before June 30, 2015, Mobiquity Technologies will also issue additional bonus warrants to you to purchase up to 1,000,000 shares of common stock at an exercise price of $.50 per share over a five year period from the date of issuance. All bonus warrants described in this letter agreement will contain cashless exercise provisions. The 2,000,000 bonus warrants described above in this paragraph assumes full funding of the $7.5 million optional loans and 100% conversion on or before the dates described above. In the event the amount of optional loans is less than an aggregate of $3.75 million converted prior to March 31, 2015 and an additional $3.75 million converted prior to June 30, 2015, then the bonus warrants to purchase an aggregate of 2,000,000 shares described in this paragraph will be proportionately reduced.

All securities issued pursuant to this agreement shall be transferable and assignable to the Permitted Transferees.

For clarity, in the event you convert the $2.5 million of loans on or before January 30, 2015 and fund the $7.5 million at the times described above, subject to our right of acceptance or rejection in our sole discretion and agree to convert 100% of such $7.5 million in the aggregate of additional loans into common stock on or before the dates described above, then Mobiquity Technologies will have issued to you an aggregate of the following: 20 million shares of common stock to you, plus five year warrants to purchase 10 million shares of common stock at an exercise price of $1.00 per share, plus five-year bonus warrants to purchase 3 million shares of common stock at an exercise price of $.50 per share with cashless exercise provisions pertaining to the bonus warrants.

All share and per share amounts set forth above (including shares issuable upon exercise of warrants) are subject to appropriate adjustment for stock splits, stock dividends, combinations, reclassifications and the like. This Agreement represents the entire agreement among the parties and supersedes all verbal and written agreements and understandings. It is also agreed that in the event the full $10 million of funding is provided to us and converted into common stock and warrants, then you shall have the right to nominate for appointment one independent member to the board of directors, which nominee shall be subject to normal background checks.

MOBIQUITY TECHNOLOGIES, INC.

/s/ Dean Julia

Dean L. Julia, Co-CEO

Agreed to and accepted by:

/s/ Carl E. Berg

Carl E. Berg